Acura Pharmaceuticals Contact: Peter A. Clemens, CFO
847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS RECEIVES PRELIMINARY
REVIEW LETTER FROM FDA REGARDING ACUROX®

Palatine, IL, June 23, 2009: Acura Pharmaceuticals, Inc. (NASDAQ:ACUR) (the “Company”) announced today receipt from  the U.S. Food and Drug Administration (FDA) of a review letter related to our New Drug Application (NDA) for Acurox® (oxycodone hydrochloride/niacin) Tablets.  On February 22, 2009, Acurox® was granted a priority review classification by the FDA with a Prescription Drug User Fee Act (PDUFA) date of June 30, 2009.  FDA stated in the review letter that their comments are preliminary, subject to change, and do not reflect a final decision on the information reviewed or a review of the entire NDA.

Based on this review letter, we do not believe Acurox® Tablets will receive NDA approval on the PDUFA date.  As previously disclosed in the Company's filings with the Securities and Exchange Commission, no assurance can be given that FDA approval of the NDA for Acurox® Tablets will be received.

The Company is a party to an exclusive License Agreement with King Pharmaceuticals Research and Development, Inc. ("King"), a subsidiary of King Pharmaceuticals, Inc., for the development and commercialization of certain opioid analgesic products utilizing our Aversion® Technology in the United States, Canada and Mexico. The License Agreement provides King with an exclusive license for Acurox® (oxycodone hydrochloride and niacin) Tablets.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

About Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). When used in this press release, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements. Acura Pharmaceuticals, Inc. disclaims any intent or obligation to update these forward-looking statements, and claim the protection of the Safe Harbor for forward-looking statements contained in the Act.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These risk factors include, but are not limited to, our ability to gain FDA approval of the Acurox® Tablets NDA and the ability to gain FDA approval of product labeling for the proposed indication or the abuse deterrent features and benefits of Acurox®, FDA’s response to our Acurox® Tablets NDA on the June 30, 2009 PDUFA date, and the ability of Acurox® to deter abuse.  You are encouraged to review these and other risks and uncertainties detailed in the Company’s 2008 Form 10-K and March 31, 2009 Form 10-Q filed with the Securities and Exchange Commission.